UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2018

EnerJex Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36492	88-0422242
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4040 Broadway, Suite 425, San Antonio, Texas	78209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 592-1670

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 8.01.	Other Events.

On February 28, 2018, the Company received notification (the “Deficiency Letter”) from the NYSE American LLC (“NYSE American”) that the Company is not in compliance with certain NYSE American continued listing standards (the “Listing Standards”). This was in addition to our prior disclosed non-compliance with Sections 1003(a)(i) of the NYSE American Company Guide.

The Deficiency Letter states that the Company’s shares of common stock have been selling for a low price per share for a substantial period of time. Pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the NYSE American staff determined that the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff determined to be until August 28, 2018.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the Listing Standards, subject to the Company’s compliance with other continued listing requirements, as described in prior filings. The Deficiency Letter does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements.

At the present time, the Company has obtained shareholder approval to effectuate a reverse stock split at a ratio of between one-for-two and one-for-twenty five with such ratio to be determined at the sole discretion of the Board of the Directors (“Board”) of the Company. The Company’s Board is currently assessing which ratio would best serve the Company’s stockholders while allowing the Company to remain compliant with the NYSE American continued listing requirements.

As previously disclosed, the Company has entered into an agreement and plan of merger with AgEagle Aerial Systems, Inc., pursuant to which a wholly-owned subsidiary of EnerJex will merge with and into AgEagle, with AgEagle surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). The Merger has been approved by the boards of directors of both companies and the shareholders of AgEagle. A definitive proxy statement/registration statement and a proxy card has been filed with the SEC and was mailed to the Company’s stockholders with a record date of February 20, 2018 for the special meeting to be held on March 21, 2018.

On March 2, 2018, the Company issued a press release disclosing receipt of the notice from the NYSE American. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

99.1	Press Release, dated March 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

March 2, 2018	EnerJex Resources, Inc.

/s/ Louis G. Schott
	Name:	Louis G. Schott
	Title:	Interim Chief Executive Officer

Important Information and Where to Find It

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. A definitive proxy statement/registration statement and a proxy card has been filed with the SEC and has been mailed to the Company’s stockholders seeking any required stockholder approvals in connection with the Company’s proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/REGISTRATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain, free of charge, copies of the definitive proxy statement/registration statement and any other documents filed by EnerJex with the SEC in connection with the proposed merger transaction at the SEC’s website (http://www.sec.gov), at EnerJex’s website, or by directing written request to: EnerJex Resources, Inc., 4040 Broadway, Suite 425, San Antonio, Texas 78209, Attention: Louis G. Schott, Interim CEO.

The Company and its directors and executive officers and AgEagle Aerial Systems, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement/registration statement referred to above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Definitive Proxy Statement on Schedule 14A relating to the 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2017. This document is available free of charge at the SEC web site (www.sec.gov), at the Company’s website, or by directing a written request to the Company as described above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of EnerJex dated March 2, 2018.